                                                                    Exhibit 99.1

For Information:  Scott Lamb
Telephone:  (713) 332-4751                                January 13, 2003

            KAISER ALUMINUM ANNOUNCES INDEFINITE CURTAILMENT OF MEAD
             SMELTER; COMPANY TO RECORD RELATED CHARGES IN FINANCIAL
                                     RESULTS

      HOUSTON, Texas, January 13, 2003 -- Kaiser Aluminum today announced the indefinite curtailment of its Mead, Washington, aluminum smelter.

      In conjunction with the decision, Kaiser expects to record in its results for the fourth quarter of 2002 significant non-cash pre-tax charges to write down the carrying value of its Northwest smelter assets and to recognize the impact of pension and post-retirement obligations for hourly employees who had been on layoff status and will become eligible to elect early retirement beginning in the first quarter of 2003.

      "The indefinite curtailment at Mead is due to continuing unfavorable market dynamics, specifically unattractive long-term power prices and weak aluminum prices - both of which are significant impediments for an older smelter with a higher-than-average operating cost," said Jack A. Hockema, President and
Chief Executive Officer of Kaiser Aluminum. "We had previously hoped that conditions would be right for at least a partial restart of Mead in the first quarter of 2003, but that does not appear to be likely. If and when circumstances change, it is feasible that Mead could be restarted and ultimately generate positive cash flow. However, we are no longer in a position to maintain the Mead smelter in a state of readiness for potential restart, as we have done since January 2001," said Hockema. "Those readiness costs have been running more than $4 million per year - and that's even before considering the actual restart costs, which typically amount to about $2 million for each of the facility's eight potlines."

      Because the Mead smelter has been curtailed since January 2001, today's announcement affects only a minimal number of active employees (approximately
25). Approximately 250 hourly employees who have been on layoff status are eligible for early retirement benefits, in accordance with their collective bargaining agreement, as a result of the indefinite curtailment.

      Kaiser Aluminum Corporation (OTCBB: KLUCQ) is a leading producer of alumina, primary aluminum, and fabricated aluminum products.

                                      F-944

           Company press releases may contain statements that constitute
"forward-looking statements" within the meaning of the Private Securities
Litigation Reform Act of 1995. The company cautions that any such forward-looking statements are not guarantees of future results and involve significant risks and uncertainties, and that actual results may vary materially from those expressed or implied in the forward-looking statements as a result of various factors.